Exhibit 10.1
FOURTH MODIFICATION AND AMENDMENT AGREEMENT

THIS FOURTH MODIFICATION AND AMENDMENT AGREEMENT (“Agreement”) is made effective this 4th day of November, 2011 (the “Execution Date”), by and among NXT Nutritionals Holdings, Inc., a Delaware corporation (the “Company”), and each of the holders of Securities (defined below) set forth on the signature page hereto (individually, a “Holder” and collectively, the “Holders”).  Parties to this Agreement are individually referred to as the “Party,” and collectively referred to as the “Parties.” Capitalized terms used herein but not otherwise defined shall the meanings ascribed to them in the Transaction Documents (defined below).

RECITALS

WHEREAS, the Company is a public company currently traded on the Over the Counter Bulletin Board.

WHEREAS, the Company entered into a securities purchase agreement on February 17, 2010 or February 26, 2010, as the case may be (together the “Securities Purchase Agreement”), pursuant to which the Company raised total proceeds of $5,667,743 through the sale of (i) 0% Original Issue Discount Senior Secured Convertible Notes (the “2010 Notes”) convertible into shares of common stock of the Company (“Common Stock”) at a Conversion Price (as defined in the 2010 Notes) of $1.00 per share and (ii) a number of five-year warrants (the “Series C Warrants” and together with the Notes, collectively, the “Securities”) exercisable into a number of shares of Common Stock equal to 100% of the number of shares of Common Stock underlying the 2010 Notes at an Exercise Price (as defined in the Series C Warrants) of $1.25 per share to certain accredited investors.

WHEREAS, as of October 25, 2011, the aggregate principal amount of the 2010 Notes is $7,655,095 and the principal amount of the 2010 Note owned by the Investor is specified on the signature page below.
WHEREAS, the 2010 Notes and Series C Warrants were amended and modified by the Parties effective as of September 1, 2010, December 6, 2010 and September 6, 2011.

WHEREAS, pursuant to Section 5.5 of the Securities Purchase Agreement, Section 9(e) of the 2010 Notes and Section 5(l) of the Series C Warrants, provisions of the Transaction Documents may be modified and amended by the Company and the Requisite Number (as hereinafter defined)

WHEREAS, on October 13, 2011, the Company and NXT Investment Partners, LLC, a Delaware limited liability company (“NIP”) executed a term sheet (the “Term Sheet”) pursuant to which NIP agreed to make an investment (the “Investment”) in the Company in the form of a secured loan to the Company equal to a minimum of $1,000,000 and a maximum of $1,500,000 (the amount loaned shall be referred to as the “Principal Amount of the 2011 Note”) in exchange for a four-year promissory note (“2011 Note”) and shares of Series A Preferred Stock (“Preferred Stock”) of the Company upon the terms and conditions set forth in the Term Sheet, a summary of which is attached hereto as Exhibit A.

WHEREAS, in order to enable the Company to raise additional funds from third parties and/or the Holders and restructure the financial and other terms of the 2010 Notes and Series C Warrants, the Parties desire to amend the Transaction Documents to modify the rights and obligations of the Company and the Holders set forth therein. The Securities Purchase Agreement, the 2010 Notes, the Series C Warrants, the Amendments (as hereinafter defined), the registration rights agreement entered into between the Holders and the Company (the “Registration Rights Agreement”), the security agreement entered into among the Company, its subsidiaries and the Holders (the “Security Agreement”), and the subsidiary guarantee entered into by the Company’s subsidiaries and the Holders (the “Subsidiary Guarantee”) are collectively referred to as the “Transaction Documents.”

NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the Parties hereby agree as follows:

1. The 2010 Notes are hereby amended and modified as follows:

(a)
all Holders subordinate their security interests securing the 2010 Notes to the senior security interests to be granted by the Company to secure the Investment and to third parties that provide financing for accounts receivables, inventory and raw materials of the Company pursuant to the Subordination Agreement attached as Exhibit B hereto;

(b)
all Holders waive any rights with respect to their investment under Section 6(b) of the 2010 Notes and Sections 1(a) and (b) of the Modification and Amendment Agreement made effective as of September 1, 2010 (the “1st Amendment”) and Section 1(b) of the Third Modification and Amendment Agreement made as of September 6, 2011 (the “3rd Amendment”) and all of such Sections are deleted in their entirety;

(c)
all Holders agree that the Maturity Date (as defined in the 2010 Notes) shall be amended to extend the Maturity Date from December 31, 2011 to the date which is 48 months from the closing of the Investment;

(d)
all Holders consent to the issuance of the 2011 Note and the Preferred Stock to be issued to NIP in the Investment and the other transactions contemplated by the Term Sheet, including the execution of a security agreement and grant of a first priority lien on the Company’s assets by the Company and the execution of guarantees by the Company’s subsidiaries;

(e)
all Holders agree that (i) the terms of the Second Modification and Amendment Agreement dated December 6, 2010 (the “2nd Amendment” and, together with the 1st Amendment and the 3rd Amendment, the “Amendments”) and the 3rd Amendment relating to adjustments to the Conversion Price  and the Exercise Price are waived with respect to the Investment, (ii) Sections 5(b) of the 2010 Notes and Section 3(b) of the Series C Warrants and Sections 1(a) and 2(a) of the 3rd Amendment are waived with respect to the Investment and deleted in their entirety and that the Conversion Price and the Exercise Price shall be twenty-five ($0.25) cents per share;

(f)
all Holders of the Securities waive all penalties, fees, decreases in the Conversion Price and the Exercise Price and under the Transaction Documents that have accrued or may accrue through the closing date of the Investment, and that Section 2(b) of the Registration Rights Agreement and Sections 1(c) and 2(a) and 5 of the Second Amendment;

(g)	all Holders agree that Section 7 of the 2nd Amendment is terminated in its entirety;

(h)	all Holders waive any rights under Section 4.12 of the Securities Purchase Agreement and agree that Section 4.12 of the Securities Purchase Agreement is deleted in its entirety.

2. The Company shall file with the Securities and Exchange Commission, a Form 8-K describing the material terms of the modifications contemplated hereby within four (4) Business Days following the Effectiveness (as defined below in Section 13).

3. Each Holder confirms, as to itself, the accuracy of the representations and warranties set forth in Sections 3.2(a) through (f) of the Securities Purchase Agreement with respect to the 2010 Notes and Series C Warrants held by such Holder and the modification to such Securities pursuant to this Agreement.

4. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflict of laws thereof.  Each Party agrees that all legal proceedings concerning the interpretation, enforcement and defense of this Agreement shall be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan (the “New York Courts”).  Each Party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such New York Courts, or such New York Courts are improper or inconvenient venue for such proceeding.  Each Party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such Party at the address in effect for notices to it under its 2010 Note and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law.  Each Party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. If any Party shall commence an action or proceeding to enforce any provisions of this Agreement, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorney’s fees and other costs and expenses incurred.

5. The Company represents and warrants to the Holders that (i) it has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder and therein; (ii) the execution and delivery of this Agreement by the Company have been duly authorized by all necessary action on the part of such Company and no further action is required by such Company, its board of directors or its stockholders in connection therewith; (iii) this Agreement has been duly executed by the Company and, when delivered in accordance with the terms hereof will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms except (a) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (c) insofar as indemnification and contribution provisions may be limited by applicable law; and (iv) the Company has reserved a sufficient number of authorized shares to issue the shares of Common Stock issuable upon conversion of the 2010 Notes and exercise of the Series C Warrants.

6. If the terms and provisions contained in the Transaction Documents in any way conflict with the terms and provisions contained in this Agreement, the terms and provisions contained in this Agreement shall prevail.

7. Except as amended and modified by this Agreement, all of the terms, representations, warranties, covenants, indemnifications, agreements and all other provisions of the Transaction Documents shall continue to remain in full force and effect.

8. Capitalized terms and phrases used in this Agreement without definition shall have the respective meanings set forth in the Transaction Documents, unless otherwise specified.

9. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

10. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

11. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

12. No provision of this Agreement may be waived, modified, supplemented or amended except in a written instrument signed by the Company (in the case of an amendment), and the Holders holding at least 67% of the then outstanding principal amount of the 2010 Notes, except that any amendment that relates to a provision of the Series C Warrants may only be waived, modified, supplemented or amended by a written instrument signed, by the Company (in the case of an amendment) and the Holders of Series C Warrants to purchase at least 67% of the shares of common stock issuable upon exercise of the then outstanding Series C Warrants.  No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right.

13. This Agreement will become effective at the time that it is joined into by the Company and the Requisite Holders and consented to by the Guarantors (the “Effectiveness”), and the amendments and modifications made hereunder shall be binding on all Purchasers as applicable.  “Requisite Holders” means, with respect to (i) the 2010 Notes, the Security Agreement and the Subsidiary Guarantee, 67% of the outstanding principal amount of the 2010 Notes, (ii) the Securities Purchase Agreement, 67% of the Notes, Series C Warrants, the shares of common stock issuable upon an exercise of the Series C Warrants and the shares of common stock issuable upon conversion of the 2010 Notes, (iii) the Series C Warrants, 67% of the Series C Warrants outstanding and (iv) the Registration Rights Agreement, 67% of the Registrable Securities (as defined in the Registration Rights Agreement).

14. Notwithstanding the foregoing, if the Company does not receive the Investment of at least $1,000,000 principal amount of 2011 Notes on or prior to sixty (60) days following the Effectiveness, then this Agreement shall be null and void and of no force and effect and the terms of the Transaction Documents shall be as in effect immediately prior to the Effectiveness.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused its respective signature page to this Fourth Modification and Amendment Agreement to be duly executed as of the date first written above.

COMPANY:

NXT NUTRITIONALS HOLDINGS, INC.

By:	/s/ Francis McCarthy
Name:	Francis (“Michael”) McCarthy
Title:	Chief Executive Officer

INVESTOR (Holder of 2010 Note):

Name:

Principal Amount of 2010 Note: $ ___________
Number of Conversion Shares: _____________
Number of Warrants: _____________________

The undersigned Guarantors hereby consent to
this Fourth Modification and Amendment
Agreement Pursuant to Section 5(a) of the
Subsidiary Guarantee

NXT NUTRITIONALS, INC.

By:	/s/
Name:	Francis McCarthy
Title:	President and CEO

HEALTHY DAIRY, LLC

By:	/s/
Name:	Francis McCarthy
Title:	President and CEO

NXT, LLC

By:	/s/
Name:	Francis McCarthy
Title:	President and CEO